FREIT Announces First Quarter Fiscal 2021 Results

HACKENSACK, NJ, March 17, 2021 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2021. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2021	2020

GAAP Earnings (Loss) Per Share - Basic and Diluted	$0.08	($0.32)
AFFO Per Share - Basic and Diluted	$0.52	$0.04
Dividends Per Share	$0.05	$0.00

Total Average Residential Occupancy (a)	96.0%	94.1%
Total Average Commercial Occupancy	77.1%	81.5%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenancy-in-common form of ownership ("TIC") on February 28, 2020.

Results for the Quarter

Real estate revenue decreased 18.2% to $12.8 million for the fiscal quarter ended January 31, 2021 as compared to $15.6 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $2 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020; (b) a reduction in total revenue in the amount of approximately $0.6 million as compared to the prior year’s comparable period due to rental revenue being deemed uncollectible and classified as a reduction in rental revenue attributed to commercial tenants suffering adverse financial consequences as a result of the COVID-19 pandemic; and (c) a decline in total revenue of approximately $0.2 million, which includes lease termination payments received from PetValu, Inc. in the amount of approximately $0.2 million and a settlement payment in the amount of approximately $0.2 million received from Cobb Theatres, primarily driven by a decline in the average occupancy rate for the commercial properties to 77.1% from 81.5% in the prior year’s comparable period.

Net income (loss) attributable to common equity (“net income (loss)”) was net income of $0.6 million or $0.08 per share basic and diluted for the fiscal quarter ended January 31, 2021 as compared to a net loss of $2.3 million or ($0.32) per share basic and diluted for the prior year’s comparable period. The increase in net income was primarily driven by the following: (a) a decrease in Special Committee third party advisory, legal and other expenses incurred of approximately $3.4 million as the Special Committee was eliminated in May 2020; (b) a decrease in financing costs of approximately $0.6 million (with a consolidated impact to FREIT of approximately $0.4 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT’s operating results of approximately $0.5 million in interest expense), driven by a decline in interest rates on variable mortgage loans; offset by (c) a reduction in total revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $0.8 million (with a consolidated impact to FREIT of approximately $0.5 million) as explained above; and (d) an increase in General & Administrative expenses of approximately $0.5 million primarily driven by an increase in legal costs attributed to the legal proceedings between FREIT and certain of its affiliates and Sinatra Properties, LLC. (Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss) Components

	For the Fiscal Quarter Ended January 31,
	2021	2020	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$6,145	$7,077	$(932)
Residential properties	6,609	8,516	(1,907)
Total real estate revenues	12,754	15,593	(2,839)

Operating expenses:
Real estate operations	5,291	6,365	(1,074)
Special Committee third party advisory, legal and other expenses	—	3,382	(3,382)
General and administrative	1,260	772	488
Depreciation	2,295	2,932	(637)
Total operating expenses	8,846	13,451	(4,605)

Operating income	3,908	2,142	1,766

Financing costs	(3,132)	(4,235)	1,103

Investment income	30	72	(42)

Loss on investment in tenancy-in-common	(27)	—	(27)
Net income (loss)	779	(2,021)	2,800

Net income attributable to noncontrolling interests in subsidiaries	(221)	(241)	20
Net income (loss) attributable to common equity	$558	$(2,262)	$2,820

Earnings (Loss) per share - basic and diluted	$0.08	$(0.32)	$0.40

Weighted average shares outstanding:
Basic and diluted	7,009	6,979

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continue to generate cash flow. With the exception of the Icon at the Rotunda property, the annual average occupancy rates were approximately 94.6% or higher for the three months ended January 31, 2021. The tenants at these properties, for the most part, continue to pay their rent. The annual average occupancy rate at the Icon increased from 91.5% for the fiscal year ended October 31, 2020 to 93.1% for the three months ended January 31, 2021 which is primarily attributed to an increase in tenants who attend either Loyola University or Johns Hopkins University, both of which are in close proximity to the Icon and are offering more in-person classes in the spring semester than they did in the fall semester.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been and continue to be adversely affected by the mandated shutdowns or continued imposed restrictions as many of these tenants have not been able to open or resume operations at full capacity. The average annual occupancy rate for the commercial properties has declined from 81.5% for the three months ended January 31, 2020 to approximately 77.1% for the three months ended January 31, 2021. During the first quarter of Fiscal 2021, Pet Valu, Inc., a pet store tenant, vacated several stores located in shopping centers owned by FREIT affiliates (Wayne PSC, LLC, Damascus Centre, LLC and Grande Rotunda, LLC) and terminated the related leases early paying an aggregate lease termination fee in the amount of approximately $260,000 (with a consolidated impact to FREIT of approximately $140,000). Until the space is re-leased at each of these properties, FREIT’s operating results will be adversely impacted from the loss of base rent and additional rent of approximately $0.4 million (with a consolidated impact to FREIT of approximately $0.2 million) on an annualized basis. The overall average cash realization for the commercial properties excluding the office space at the Rotunda property, based on monthly billings as compared to monthly cash collections from April 2020 through January 2021, was approximately 82%. The Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences related to the COVID-19 pandemic. For the three months ended January 31, 2021, rental revenue deemed uncollectible of approximately $0.6 million (with a consolidated impact to FREIT of approximately $0.4 million) was classified as a reduction in rental revenue based on our assessment of the probability of collecting substantially all of the remaining rents for certain tenants. As of January 31, 2021, FREIT has applied an aggregate of approximately $405,000 of security deposits from its commercial tenants to outstanding receivables due. For the three months ended January 31, 2021, on a case by case basis, FREIT has offered some commercial tenants rent abatements over a specified time period totaling approximately $50,000 (with a consolidated impact to FREIT of approximately $31,000). FREIT did not offer any deferrals of rent over a specified time period during the three months ended January 31, 2021. FREIT currently remains in active discussions and negotiations with these impacted retail tenants.

Through the end of the fiscal quarter ended January 31, 2021, we have experienced a positive cash flow from operations with cash provided by operations of approximately $5.1 million. This could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of January 31, 2021 of approximately $39.8 million coupled with a $13 million available line of credit (available through October 31, 2023) will provide us with sufficient liquidity for at least the next twelve months from the date of this Release.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. However, we believe the actions we have taken and continue to take will help minimize interruptions to our operations and will put us in the best position to participate in the economic recovery as the recovery occurs. FREIT will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Financing Update

The loan secured by the Westridge Square Shopping center, owned by WestFREIT Corp (owned 100% by FREIT), had a maturity date of May 1, 2020 which was extended to November 1, 2020 and further extended to January 31, 2021 under the same terms and conditions of the existing agreement. As of January 31, 2021, approximately $21.6 million of this loan was outstanding and the interest rate was approximately 2.59%. WestFREIT Corp. entered into a loan extension and modification agreement with M&T Bank, effective beginning on February 1, 2021, which requires monthly principal payments of $49,250 plus interest based on a floating interest rate equal to 255 basis points over the one-month LIBOR and has a maturity date of January 31, 2022, with an option to extend for an additional one-year period through January 31, 2023, subject to certain requirements as provided for in the loan agreement including the lease-up of certain space.

Effective February 6, 2021, Grande Rotunda, LLC (“Grande Rotunda”), a consolidated subsidiary, exercised the first extension option on the loan secured by the Rotunda property with a then outstanding balance in the amount of approximately $118.5 million, extending the loan one year with a new maturity date of February 6, 2022. Principal payments in the amount of $500,000 per quarter are required in this first extension period and principal payments in the amount of $750,000 per quarter are required in the second extension period, if exercised. Additionally, Grande Rotunda purchased an interest rate cap on LIBOR, with an effective date of March 5, 2021, for the loan amount of approximately $118.5 million, capping the one-month LIBOR rate at 3% for one year expiring on February 6, 2022, which may be extended further for an additional one-year term at Grande Rotunda’s option.

Reincorporation

FREIT’s Board of Trustees (the “Board”) has unanimously approved a proposal to change FREIT’s form of organization from a New Jersey real estate investment trust to a Maryland corporation (the “Reincorporation”). The effect of the Reincorporation will be to change the law applicable to our affairs from New Jersey law to Maryland law. If approved by shareholders at the Annual Meeting of Shareholders on May 6, 2021, the Reincorporation will be accomplished by the merger of FREIT with and into its newly formed, wholly owned subsidiary, First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland”). On the effective date of the Reincorporation, the separate existence of FREIT will cease and FREIT Maryland, will succeed to all the business, properties, assets and liabilities of FREIT. Holders of shares of beneficial interest in FREIT will receive one newly issued share of common stock of FREIT Maryland for each share of FREIT that they own, without any action of shareholders required. We believe that after the Reincorporation, we will continue to be organized and will continue to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code of 1986, as amended.

In connection with the proposed Reincorporation, FREIT Maryland has filed a Registration Statement on Form S-4 which contains a preliminary proxy statement/prospectus with respect to the annual meeting of FREIT’s shareholders to be held on May 6, 2021. When completed, FREIT will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders in connection with its solicitation of proxies for the annual meeting of shareholders to be held to approve the proposed Reincorporation and other matters. This press release does not contain all the information that should be considered concerning the proposed Reincorporation. It is not intended to provide the basis for any decision in respect to the proposed Reincorporation. FREIT’s shareholders and other interested persons are advised to read the definitive proxy statement/prospectus in connection with FREIT’s solicitation of proxies for the annual meeting, as these materials will contain important information about FREIT, FREIT Maryland and the proposed Reincorporation. The definitive proxy statement/prospectus will be mailed to shareholders of FREIT as of March 24, 2021. Shareholders will also be able to obtain copies of the proxy statement/prospectus, without charge, once available, at the SEC’s Internet site at http://www.sec.gov.

FREIT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of FREIT in connection with the proposed Reincorporation. Information regarding the special interests of these directors and executive officers in the proposed Reincorporation will be included in the proxy statement/prospectus referred to above.

Legal Proceeding Update

Please refer to the disclosures in the Form 10-Q which was filed in March 2021 for updated information related to the legal proceeding between FREIT and certain of its affiliates and Sinatra Properties LLC.

Dividend

After careful consideration of FREIT’s projected operating results and cash needs, the Board declared a first quarter dividend of $0.05 per share which was paid on March 15, 2021 to shareholders of record on March 1, 2021. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2021	2020
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$779	$(2,021)
Depreciation of consolidated properties	2,295	2,932
Amortization of deferred leasing costs	110	113
Distributions to minority interests	—	(583)
Adjustment to loss in investment in tenancy-in-common for depreciation	351	—
FFO	$3,535	$441

Per Share - Basic and Diluted	$0.50	$0.06

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$3,535	$441
Deferred rents (Straight lining)	206	(63)
Capital Improvements - Apartments	(82)	(96)
AFFO	$3,659	$282

Per Share - Basic and Diluted	$0.52	$0.04

Weighted Average Shares Outstanding:
Basic and Diluted	7,009	6,979

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com